Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the use in this Registration Statement on Form F-1 of our report dated April 29, 2024 relating to our audits of the consolidated financial statements of Lucas GC Limited as of December 31, 2022 and 2023 and for the two-year ended December 31, 2023, appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

We were dismissed as auditors on August 28, 2024 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements included in Form F-1 Registration Statement for the periods after the date of our dismissal.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, NY

April 21, 2025

NEW YORK OFFICE ● 7 Penn Plaza ● Suite 830 ● New York, New York ● 10001

Phone 646.442.4845 ● Fax 646.349.5200 ● www.marcumasia.com